Exhibit 16.1

June 10, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Autozi Internet Technology (Global) Ltd. of its Form 6-K dated June 10, 2026. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Autozi Internet Technology (Global) Ltd. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

BEIJING OFFICE ● Units 06-09 ● 46th Floor ● China World Tower B ● No. 1 Jian Guo Men Wai Avenue ● Chaoyang District ● Beijing ● 100004

Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumasia.com